Exhibit 99.1

Porter Bancorp, Inc. Elects W. Kirk Wycoff to Board of Directors

LOUISVILLE, Ky.--(BUSINESS WIRE)--August 4, 2010--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that W. Kirk Wycoff has been elected to the Company’s Board of Directors effective August 1, 2010. His appointment expands the Board to seven members.

“We are pleased to welcome Kirk Wycoff to our Board,” stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. “He joins our board with an extensive background in banking and a solid record of growing banks and building shareholder value.”

Mr. Wycoff is currently a managing partner of Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P., private equity funds headquartered in Philadelphia focused on investing in community banks and thrifts throughout the United States. Mr. Wycoff has more than 25 years of entrepreneurial banking experience. He also currently serves as Chairman of Continental Bank, based in the Philadelphia metropolitan area. From 2005 to 2007, Mr. Wycoff served as President and CEO of Continental Bank.

About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.8 billion in assets as of June 30, 2010. Through Porter’s subsidiary PBI Bank, it operates 18 full service banking offices in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

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CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, President and CEO, 502-499-4800